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UCAR INTERNATIONAL INC.                      BRANDYWINE WEST, 1521 CONCORD PIKE,
                                                  SUITE 301 WILMINGTON, DE 19803

                                                        N E W S    R E L E A S E

FOR IMMEDIATE RELEASE                                 CONTACT: Elise A. Garofalo
                                                    Director, Investor Relations
                                                                    302-778-8210


                 UCAR REPORTS PRELIMINARY FIRST QUARTER RESULTS


     Wilmington, DE - May 1, 2002 - UCAR International Inc. (NYSE:UCR) today announced preliminary financial results for the first quarter ended March 31, 2002. Preliminary 2002 first quarter earnings per share, before previously announced restructuring and tax charges associated with our 2002 new major cost savings plan and a non-cash extraordinary charge, was a net loss of ($0.02) per diluted share. The First Call consensus estimate was ($0.02) per diluted share.

GRAPHITE POWER SYSTEMS DIVISION

     In the Graphite Power Systems (GPS) Division, graphite electrode sales volume in the 2002 first quarter was 38.5 thousand metric tons, approximately 9 percent lower than in the 2001 fourth quarter. The decline was primarily due to seasonal factors, continued weakness in demand through January and February due to economic conditions and limited availability of finished graphite electrode inventories to meet increased demand in March. Our graphite electrode order book has strengthened significantly since the middle of the 2002 first quarter, reflecting improving conditions in the steel industry, and is now 85 percent full for the remainder of 2002. We expect to deliver an increase of approximately 17 percent to 20 percent in graphite electrode sales volume during the 2002 second quarter over the 2002 first quarter and to have graphite electrode capacity utilization rates at or greater than 95 percent for the remainder of 2002 and into 2003.

     The average sales revenue per metric ton of graphite electrodes was $2,083 in the 2002 first quarter, 7 percent lower than in the 2001 fourth quarter. Of the 7 percent, changes in currency exchange rates accounted for approximately 3 percent.

     We exceeded our expectations for cost reductions. Average graphite electrode production cost per metric ton in the 2002 first quarter was $1,638, approximately 7 percent lower than in the 2001 first quarter and slightly lower than in the 2001 fourth quarter despite low operating levels and low sales volumes. Low operating levels were due to both reductions in production in response to weakness in economic conditions that continued into the middle of the 2002 first quarter as well as reductions in production associated with the mothballing of our Italian graphite electrode plant as part of our cost savings plan.

     We completed the mothballing of our Italian graphite electrode plant during the 2002 first quarter, more than two months ahead of schedule. We believe that the accelerated mothballing as well as other actions will allow us to accelerate achievement of our cost savings targets under our cost savings plan. We also undertook extensive furnace maintenance, which resulted in extended production down time, at our Brazilian graphite electrode plant in preparation for higher operating levels during the remainder of 2002 and into 2003. We estimate that these activities resulted in higher than anticipated graphite electrode production costs of approximately $2 million. We expect to achieve an average graphite electrode production cost per metric ton of $1,550 for 2002 and $1,400 by the end of 2003.

     Cathode sales remained strong, and our cathode order book is virtually full for the remainder of 2002 and into 2003.

ADVANCED ENERGY TECHNOLOGY DIVISION

     In the Advanced Energy Technology (AET) Division, revenues in the 2002 first quarter were lower than expected due to weakness in the industrial end markets served, particularly the semiconductor and automotive markets. We believe the core businesses in this Division bottomed during the 2002 first quarter. New product development and commercialization efforts continue to progress successfully. During the 2002 first quarter, IBM, Hitachi and Agilent approved and purchased eGraf(TM) thermal interface products for computer, consumer electronic and telecommunication applications. We filed 11 new patent applications during the 2002 first quarter, a 25 percent increase over the 2001 filing rate.

OTHER EXPENSES AND CHARGES

     Selling, general and administrative expenses were $18 million in the 2002 first quarter, a decrease of approximately 14 percent from the 2001 first quarter and 5 percent from the 2001 fourth quarter.

     We expect to report other income, net, of approximately $2 million for the 2002 first quarter, primarily due to a currency exchange gain on euro


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

denominated debt. This other income, net, essentially offsets the estimated $2 million of higher graphite electrode costs during the 2002 first quarter. Adjusted EBITDA for the 2002 first quarter was approximately $20 million.

     Interest expense was $13 million during the 2002 first quarter, a decrease of $6 million from the 2001 first quarter due to lower interest rates and lower average debt outstanding.

     We will record an extraordinary charge in the 2002 first quarter related to the write-off of capitalized fees associated with the term loans under our senior secured bank credit facilities that were repaid with the proceeds of our successful offering of $400 million of Senior Notes in February 2002.

NET DEBT AND WORKING CAPITAL

     Net  debt  (total  debt  less  cash,   cash   equivalents  and  short  term
investments) increased during the 2002 first quarter as expected and as previously announced. At March 31, 2002, net debt was $663 million (total debt was $696 million, including $70 million under our revolving credit facility and $212 million of term loans) as net cash from operations declined primarily due to lower sales and increased working capital requirements, primarily accounts payable. The use of cash to settle payables in the 2002 first quarter increased primarily due to seasonal payable patterns and higher obligations related to preparations at facilities globally to accommodate the mothballing of our Italian graphite electrode plant. In addition, in the 2002 first quarter, we incurred $13 million of cash costs associated with our successful offering of Senior Notes. These costs were capitalized and will be amortized over the term of the Senior Notes.

OTHER MATTERS

     We have obtained consent from holders of the outstanding Senior Notes to waive a provision under the related Indenture to permit an offering of additional Senior Notes under that Indenture. We believe that market conditions may offer the opportunity to issue additional Senior Notes at attractive rates, enabling us to further strengthen our balance sheet by replacing bank debt with longer term debt and providing us additional flexibility to implement our business plans and strategies to grow sales and increase cash flow. We believe that satisfactory progress is being made on the planned asset sales, which are part of our 2002 new major cost savings plan, and that successful completion of those asset sales would also strengthen our balance sheet. We maintain our aggressive net debt goal of $500 million by the end of 2004 and have a nearer term target of $600 million by the end of 2003 or earlier, pending planned asset sales.

     In addition, as previously announced, we are implementing interest rate management initiatives to seek to minimize our interest expense and optimize our


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

portfolio of fixed and variable interest rate obligations. In connection with those initiatives, we recently entered into a ten year interest rate swap for a notional amount of $200 million to effectively convert that amount of fixed rate debt to variable rate debt. We are targeting interest expense of $60 million for 2002, essentially the same as 2001.

     We have received approval from lenders under our senior secured bank credit facilities to proceed with an offering of additional Senior Notes. The approval is contingent upon successful completion of an offering of $100 million of additional Senior Notes. Upon completion of the offering, the financial covenants under our senior secured bank credit facilities will be changed to better reflect our new debt capital structure, including a more flexible leverage ratio based on net senior secured debt as well as an adjusted interest coverage ratio. We expect that 50 percent of the net proceeds from the offering would be applied to repay term loans under our senior secured bank credit facilities and the balance would be applied to reduce the outstanding balance under our revolving credit facility. The maximum amount available under our revolving credit facility will be reduced from euro 250 million to euro 200 million, approximately the amount to be repaid with the proceeds from the issuance of additional Senior Notes.

     We have filed a Registration Statement on Form S-4 relating to a customary exchange offer in connection with the Senior Notes issued in February 2002.

     The additional Senior Notes have not been and will not be registered under the Securities and Exchange Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the additional Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     AS SET FORTH IN THE  COMPANY'S  FORM 10-K:  EBITDA MEANS  OPERATING  PROFIT
(LOSS), PLUS DEPRECIATION, AMORTIZATION, CERTAIN IMPAIRMENT LOSSES ON LONG-LIVED ASSETS AND OTHER ASSETS, CERTAIN INVENTORY WRITE-DOWNS, AND THE NON-CASH PORTION OF RESTRUCTURING CHARGES (CREDITS); AND ADJUSTED EBITDA MEANS EBITDA, PLUS THE CASH PORTION OF RESTRUCTURING CHARGES (CREDITS). THIS METHOD OF CALCULATING EBITDA IS NOT THE SAME AS THE METHOD FOR CALCULATING EBITDA UNDER THE COMPANY'S SENIOR SECURED BANK CREDIT FACILITIES OR SENIOR NOTES. EBITDA AND ADJUSTED EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR NET INCOME, CASH FLOWS FROM CONTINUING OPERATIONS OR OTHER CONSOLIDATED INCOME OR CASH FLOW DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR AS A MEASURE OF A COMPANY'S PROFITABILITY OR LIQUIDITY.

     UCAR INTERNATIONAL INC. IS ONE OF THE WORLD'S LARGEST MANUFACTURERS AND PROVIDERS OF HIGH QUALITY NATURAL AND SYNTHETIC GRAPHITE AND CARBON BASED PRODUCTS AND SERVICES, OFFERING ENERGY SOLUTIONS TO INDUSTRY-LEADING CUSTOMERS WORLDWIDE ENGAGED IN THE MANUFACTURE OF STEEL, ALUMINUM, SILICON METAL, AUTOMOTIVE PRODUCTS AND ELECTRONICS.


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

     NOTE: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS: FUTURE PRODUCTION AND SALES OF STEEL, ALUMINUM, FUEL CELLS, ELECTRONIC DEVICES AND OTHER PRODUCTS THAT INCORPORATE OUR PRODUCTS OR THAT ARE PRODUCED USING OUR PRODUCTS; FUTURE PRICES AND SALES OF AND DEMAND FOR GRAPHITE ELECTRODES AND OUR OTHER PRODUCTS; FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE OF VARIOUS BUSINESSES; STRATEGIC PLANS; IMPACTS OF REGIONAL AND GLOBAL ECONOMIC CONDITIONS; RESTRUCTURING, REALIGNMENT, STRATEGIC ALLIANCE, SUPPLY CHAIN, TECHNOLOGY DEVELOPMENT AND COLLABORATION, INVESTMENT, ACQUISITION, JOINT VENTURE, OPERATING, INTEGRATION, TAX PLANNING, RATIONALIZATION, FINANCIAL AND CAPITAL PROJECTS; LEGAL MATTERS AND RELATED COSTS; CONSULTING FEES AND RELATED PROJECTS; POTENTIAL OFFERINGS, SALES AND OTHER ACTIONS REGARDING DEBT AND EQUITY SECURITIES OF US AND OUR SUBSIDIARIES; AND FUTURE COSTS, WORKING CAPITAL, REVENUES, BUSINESS OPPORTUNITIES, VALUES, DEBT LEVELS, CASH FLOWS, COST SAVINGS AND REDUCTIONS, MARGINS, EARNINGS AND GROWTH. WE HAVE NO DUTY TO UPDATE THESE STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE PERFORMANCE, RESULTS AND TRENDS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE: THE POSSIBILITY THAT GLOBAL OR REGIONAL ECONOMIC CONDITIONS AFFECTING OUR PRODUCTS MAY NOT IMPROVE OR MAY WORSEN; THE POSSIBILITY THAT ANTICIPATED ADDITIONS TO CAPACITY FOR PRODUCING STEEL IN ELECTRIC ARC FURNACES OR ANTICIPATED REDUCTIONS IN GRAPHITE ELECTRODE MANUFACTURING CAPACITY MAY NOT OCCUR; THE POSSIBILITY THAT INCREASED PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES OR REDUCTIONS IN GRAPHITE ELECTRODE MANUFACTURING CAPACITY MAY NOT RESULT IN STABLE OR INCREASED DEMAND FOR OR PRICES OR SALES VOLUMES OF GRAPHITE ELECTRODES; THE POSSIBILITY THAT ECONOMIC OR TECHNOLOGICAL DEVELOPMENTS MAY ADVERSELY AFFECT GROWTH IN THE USE OF GRAPHITE CATHODES IN LIEU OF CARBON CATHODES IN THE ALUMINUM SMELTING PROCESS; THE POSSIBILITY OF DELAYS IN OR FAILURE TO ACHIEVE WIDESPREAD COMMERCIALIZATION OF PROTON EXCHANGE MEMBRANE, OR "PEM," FUEL CELLS WHICH USE NATURAL GRAPHITE MATERIALS AND COMPONENTS AND THAT MANUFACTURERS OF PEM FUEL CELLS MAY OBTAIN THOSE MATERIALS OR COMPONENTS USED IN THEM FROM OTHER SOURCES; THE POSSIBILITY OF DELAYS IN OR FAILURE TO ACHIEVE SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF NEW OR IMPROVED ELECTRONIC THERMAL MANAGEMENT OR OTHER PRODUCTS; THE POSSIBILITY OF DELAYS IN MEETING OR FAILURE TO MEET PRODUCT DEVELOPMENT MILESTONES OR DELAYS IN EXPANDING OR FAILURE TO EXPAND MANUFACTURING CAPACITY; THE POSSIBILITY THAT WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS; THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO ANTITRUST INVESTIGATIONS OR LAWSUITS OR TO LAWSUITS INITIATED BY US AGAINST OUR FORMER PARENTS; THE POSSIBILITY THAT EXPECTED SAVINGS FROM OUR VARIOUS COST REDUCTION EFFORTS WILL NOT BE FULLY REALIZED; THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO HEALTH, SAFETY OR ENVIRONMENTAL COMPLIANCE OR REMEDIATION OBLIGATIONS, LABOR RELATIONS OR STRATEGIC PLANS OR RELATING TO RESTRUCTURING,
REALIGNMENT, STRATEGIC ALLIANCE, SUPPLY CHAIN, TECHNOLOGY DEVELOPMENT AND COLLABORATION, INVESTMENT, ACQUISITION, OPERATING, TAX PLANNING, RATIONALIZATION, FINANCIAL OR CAPITAL PROJECTS; CHANGES IN INTEREST OR CURRENCY EXCHANGE RATES, IN COMPETITIVE CONDITIONS OR IN INFLATION AFFECTING OUR RAW MATERIAL, ENERGY OR OTHER COSTS; THE POSSIBILITY OF OUR FAILURE TO SATISFY CONDITIONS OR MILESTONES TO OUR STRATEGIC ALLIANCES WITH JILIN CARBON, PECHINEY, BALLARD, CONOCO OR OTHERS; THE POSSIBILITY THAT CHANGES IN OUR FINANCIAL PERFORMANCE MAY AFFECT OUR COMPLIANCE WITH FINANCIAL COVENANTS OR THE AMOUNT OF FUNDS AVAILABLE FOR BORROWING UNDER OUR REVOLVING CREDIT FACILITY; AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN OUR FILINGS WITH THE SEC. THE STATEMENTS CONTAINED IN THIS NEWS RELEASE SHALL NOT BE DEEMED TO CONSTITUTE AN ADMISSION AS TO ANY LIABILITY IN CONNECTION WITH ANY CLAIM OR LAWSUIT. THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. REFERENCES TO STREET OR ANALYST EARNINGS ESTIMATES MEAN THOSE PUBLISHED BY FIRST CALL, A SERVICE OF THE THOMSON FINANCIAL NETWORK.